Exhibit 99.1
Contacts:
Bob Newell
Vice President, Finance and Operations, Chief Financial Officer
Cardica, Inc.
(650) 331-7166
investors@cardica.com
Daryl Messinger
WeissComm Partners, Inc.
(415) 999-2361
daryl@weisscommpartners.com
CARDICA ANNOUNCES FISCAL 2007 THIRD QUARTER FINANCIAL RESULTS AND BUSINESS PROGRESS
— C-Port® Flex A Anastomosis System Receives 510(k) Clearance —
— PAS-Port® Proximal Anastomosis System Pivotal Trial Fully Enrolled —
— Century Medical Distribution Agreement Extended —
REDWOOD CITY, Calif. —April 30, 2007 — Cardica, Inc. (Nasdaq: CRDC) today reported financial results for its fiscal 2007 third quarter and nine months ended March 31, 2007 and provided an update on its business progress.
“We continue to execute on our commercial, clinical and development objectives. During the third quarter, we received 510(k) clearance for our C-Port Flex A Anastomosis System, completed enrollment in our PAS-Port Proximal Anastomosis System pivotal trial, received $1.25 million in payments from our partnership with Cook Medical and extended our distribution agreement with Century Medical in Japan,” said Bernard A. Hausen, M.D., Ph.D., president and chief executive officer of Cardica, Inc.
“Importantly, we increased product revenue from our C-Port system and have now trained a cumulative total of 132 surgeons on the use of our C-Port systems. Later this week, the C-Port system will be featured at two key cardiothoracic surgery meetings. A live case presentation will be performed at Lenox Hill Hospital in conjunction with the Advanced Cardiac Techniques in Surgery (ACTS 2007) meeting, and we will have a significant presence at the American Association for Thoracic Surgery (AATS) meeting in Washington DC,” continued Dr. Hausen.

Fiscal 2007 Third Quarter and Nine Months Ended March 31, 2007 Financial Results
Total net revenue for the fiscal 2007 third quarter was $1,125,000 compared to $803,000 for the fiscal 2006 third quarter. Total product revenue was $550,000 for the fiscal 2007 third quarter compared to $290,000 for the similar period in fiscal 2006. Cost of product revenue was $591,000 for the fiscal 2007 third quarter compared to $434,000 for the fiscal 2006 third quarter.
Research and development expenses were $1.8 million in both the fiscal 2007 and fiscal 2006 third quarters. Selling, general and administrative expenses for the fiscal 2007 third quarter were $2.4 million compared to $1.5 million for the same period in fiscal 2006.
The net loss for the fiscal 2007 third quarter was $3.5 million, or $0.31 per share, compared to a net loss of $2.9 million, or $0.45 per share, for the fiscal 2006 third quarter.
Total net revenue for the nine months ended March 31, 2007 was $2.5 million compared to $1.2 million for the corresponding period of 2006. Total operating costs and expenses for the nine months ended March 31, 2007 were $13.8 million, compared to $9.4 million for the same period of fiscal 2006. The net loss for the first nine months of fiscal 2007 was $9.6 million, or $0.91 per share, compared to a net loss of $8.7 million, or $2.71 per share, for the same period of fiscal 2006.
Cash, cash equivalents and investments at March 31, 2007 were $16.6 million compared to $19.4 million at December 31, 2006.
Recent Highlights and Accomplishments
     Commercial Progress:
•	Trained a total of 132 cardiothoracic surgeons on the C-Port system since product introduction; Cardica intends to train 25 to 30 additional surgeons per quarter on the use of the device;

•	Added two additional sales representatives for our C-Port systems, bringing the total sales force to 10; Cardica expects to add four additional sales representatives by the end of the calendar year 2007;

•	Increased cumulative worldwide shipments of C-Port systems to over 1,400 units;

•	Increased cumulative worldwide shipments of PAS-Port systems to over 5,300 units, the vast majority of which have been deployed in Japan;

•	Received 510(k) clearance to market the C-Port Flex A Anastomosis System, a variation of Cardica’s C-Port(R) xA Distal Anastomosis System product line that further facilitates automated anastomosis during less invasive CABG procedures; and

•	Applied for CE Mark for the C-Port Flex A Anastomosis System, which Cardica expects to receive in the fiscal 2007 fourth quarter.

     Corporate and Pipeline Progress:
•	Completed enrollment of approximately 220 patients in the pivotal trial evaluating the PAS-Port system in CABG procedures;

•	Received $1.25 million in payments from Cook Medical for development and high volume production tooling on the X-Port™ Vascular Access Closure Device, and an additional $500,000 milestone payment expected to be received from Cook prior to the end of calendar year 2007:

•	Extended agreement with Century Medical, Inc. to distribute the PAS-Port system in Japan for an additional five years, through July 2014; and

•	Restructured the outstanding $3 million note to Century Medical, including a $1 million principal payment in April 2007 with the remaining $2 million due in 2010.
Financial Guidance
Cardica expects incremental revenue growth from its C-Port system for the fiscal fourth quarter of 2007 from the third quarter of fiscal 2007. Cardica expects total development revenue for fiscal 2007 to be between $1 million and $2 million. Cardica anticipates that fiscal 2007 research and development, and selling, general and administrative expenses will total between $15 million and $17 million, including non-cash stock-based compensation expense of approximately $1.5 million. Cardica expects to end fiscal 2007 with cash, cash equivalents and short-term investments of between $12 million and $14 million.
Conference Call Details
To access the live conference call on April 30, 2007 at 4:30 p.m. Eastern Time via phone, please dial 800-260-8140 from the United States and Canada or 617-614-3672 internationally. The conference ID is 60838949. Please dial in approximately ten minutes prior to the start of the call. A telephone replay will be available beginning approximately one hour after the call through May 7, 2007 and may be accessed by dialing 888-286-8010 from the United States and Canada or 617-801-6888 internationally. The replay passcode is 59309119.
To access the live and subsequently archived webcast of the conference call, go to the Investor Relations section of Cardica’s website at www.cardica.com. Please connect to the website at least 15 minutes prior to the call to allow for any necessary software downloads.
About Cardica, Inc.
Cardica designs and manufactures automated anastomosis systems for coronary artery bypass graft (CABG) surgery. By replacing hand-sewn sutures with easy-to-use automated systems, Cardica provides cardiovascular surgeons with rapid, reliable and consistently reproducible anastomoses, or connections of blood vessels, often considered the most critical aspect of the CABG procedure.
Cardica’s C-Port(R) Distal Anastomosis Systems are marketed in Europe and the United States. The PAS-Port(R) Proximal Anastomosis System is marketed in Europe and Japan and is being evaluated in a pivotal trial in the United States and Europe. Cardica also is developing additional devices to facilitate vascular and other surgical procedures. Go to http://www.cardica.com for more information.
Forward Looking Statements
This press release contains “forward-looking” statements, including statements relating to the future marketing and sale of Cardica’s C-Port Distal Anastomosis System, achievement of additional milestone payments from Cook Incorporated, anticipated numbers of additional surgeons to be trained on the C-Port system and additional sales representatives, receipt of CE Mark for the C-port Flex A Anastomosis System, expected product revenue and anticipated operating expenses and anticipated future cash position. Any statements contained in this press release that are not historical facts may be deemed to be forward-looking statements. The words “believe,” “plan,” “expect,” “estimate,” “intend” and “will” or similar expressions are intended to identify forward-looking statements. There are a number of important factors that could cause Cardica’s results to differ materially from those indicated by these forward-looking statements, including risks associated with market acceptance of Cardica’s C-Port Distal

Anastomosis System and C-Port Flex A Anastomosis System, manufacturing of the C-Port Distal Anastomosis System and C-Port Flex A Anastomosis System, Cardica’s sales, marketing and distribution strategy and capabilities, the timing of completion and success of the multi-national clinical trial using Cardica’s PAS-Port system, the timing and success of development activities related to the X-Port Vascular Access Closure Device and the receipt of regulatory clearance or approvals of our products, including the timing and success of receiving the CE Mark for the C-Port Flex A Anastomosis System, as well as other risks detailed from time to time in Cardica’s SEC reports, including its Quarterly Report on Form 10-Q for the quarter ended December 31, 2006. Cardica does not undertake any obligation to update forward-looking statements. You are encouraged to read the Company’s reports filed with the U.S. Securities and Exchange Commission, available at www.sec.gov.